Exhibit 10.1

February 11, 2019

Eric Evans

Dear Mr. Evans:

This letter (the “Agreement”) confirms the terms and conditions of your employment with Surgery Partners, Inc. (“Parent”) and Surgery Partners, LLC (together with Parent, the “Company”).
1.    Position and Duties. Effective as of April 1, 2019 (the “Start Date”), you will be employed by the Company, on a full-time basis, as its Chief Operating Officer, with such duties as are required by that position and as may be assigned to you from time to time by the Company’s Chief Executive Officer (“CEO”). While employed by the Company, you will be expected to devote your full business time and your best professional efforts to the advancement of the business interests of the Company and its Affiliates. (For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.) You may, however, continue to participate in charitable and philanthropic activities, manage your personal investments, and, with the consent of the CEO, serve on the board of directors or managers of for-profit and not-for-profit companies or organizations, as long as such activities, in the aggregate, do not interfere or conflict with the performance of your duties and responsibilities to the Company or result in a breach of your obligations under this Agreement, including but not limited to the terms and conditions set forth in Section 3 herein. You will discharge the duties and responsibilities of a chief operating officer and such other duties and responsibilities as are specified by the CEO reasonably consistent with that position. You agree that, while employed by the Company, you will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time.
2.    Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates and subject to your full performance of your obligations hereunder, the Company will provide you the following pay and benefits:
(a)    Base Salary. The Company will pay you a base salary at the rate of six hundred thousand dollars ($600,000) per year, payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by Parent’s Board of Directors (the “Board”) or its designee in its discretion (as adjusted from time to time, the “Base Salary”).
(b)    Annual Incentive Compensation. For each fiscal year completed during your employment under this Agreement, you will be eligible to earn an annual bonus (the “Annual Bonus”). Your target Annual Bonus will be one hundred percent (100%) of the Base Salary, with the actual amount of any such bonus being determined by the Board or its designee in its discretion, based on the achievement of performance goals previously established by the Board or its designee in its discretion. Your Annual Bonus shall be paid in the year following the fiscal year in which such bonus was earned, but in no event later than March 31 of the year following the fiscal year with respect to which such bonus was earned.
(c)    Equity Awards.
(i)    Initial Equity Grants. Subject to approval by the Board or its designee, and contingent upon your commencement of employment on the Start Date, you will be granted on or as soon as reasonably practicable following the Start Date:
(1)    A restricted stock award, with the number of shares subject to the award determined by dividing $1,000,000 by the closing price of a share of Parent common stock on the date of grant, which restricted stock award will vest as to one-third of the award on each of the first, second and third anniversaries of the date of grant, generally contingent upon your continued employment with the Company through each such vesting date (except as expressly provided in the award agreement evidencing the grant of such restricted stock award); and
(2)    A non-statutory stock option to purchase 500,000 shares of Parent common stock with an exercise price equal to the closing price of a share of Parent common stock on the date of grant, of which (A) one-third (1/3) shall vest in three equal installments on each of December 31, 2020, December 31, 2021, and December 31, 2022, generally contingent upon continued employment through each applicable vesting date (the “Time Condition”), (B) one-third (1/3) shall vest upon (I) satisfaction of the Time-Condition and (II) achievement by Parent of an average Parent stock price of $25 per share over a period of sixty (60) consecutive trading days (based on the average closing price of a share of Parent common stock over such period), and (C) one-third (1/3) shall vest upon (I) satisfaction of the Time-Condition and (II) achievement by Parent of an average Parent stock price of $35 per share over a period of sixty (60) consecutive trading days (based on the average closing price of a share of Parent common stock over such period).
(ii)    Future Equity Awards. Following the Start Date, you will be eligible for annual equity grants under Parent’s equity incentive plan at such times and in such forms as determined by the Board or its designee in its discretion.
(iii)    Terms and Conditions. The incentive equity described herein shall be subject in all respects to Parent’s equity incentive plan and the award agreements under which such equity has been granted.
(d)    Participation in Employee Benefit Plans, Vacation and Other Company Policies. You will be entitled to participate in all employee benefit plans from time to time in effect for senior executives generally, except to the extent such plans are duplicative of benefits otherwise provided to you under this Agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law. You will also be entitled to vacation and other paid time off, in addition to holidays observed by the Company, in accordance with the Company’s policies as in effect from time to time. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company.
(e)    Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement of any amounts hereunder shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.
(f)    Signing Bonus. The Company will pay you a one-time signing bonus in the aggregate amount of $300,000 (the “Signing Bonus”), which will be paid in two equal installments as follows: (i) 50% of the Signing Bonus will be paid as soon as reasonably practicable following the Start Date, but in no event later than the Company’s second regular payday following the Start Date, and (ii) the remaining 50% the Signing Bonus will be paid on the Company’s next regular payday following the six (6) month anniversary of the Start Date, in each case, subject to continued employment through the date of such payment; provided, however, that you will be obligated to repay the Company a pro rata portion of the proceeds you have received under this Section 2(f) in a single lump sum promptly after termination of your employment pursuant to Section 4(a) or Section 4(c) of this Agreement, in each case, within the first twelve (12) consecutive months immediately following the Start Date, with such pro rata portion based on the number of days remaining in such twelve month period after termination (e.g., if your employment is to terminated 60 days prior to the twelve month anniversary, you would repay 60/365ths of such proceeds so paid to you).

3.    Confidential Information and Restricted Activities.
(a)    Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding.   Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.
(b)    Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.
(c)    Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of further instruments of assignment or confirmation and the provision of good faith testimony by declaration, affidavit or in-person) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to secure, prosecute and enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment and during the period of six (6) months immediately following termination of your employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates and that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d)    Restricted Activities. You agree that the following restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:
(i)    While you are employed by the Company and during the twelve (12)-month period immediately following termination of your employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates in any geographic area in which the Company does business or is actively planning to do business during your employment, or with respect to the portion of the Restricted Period that follows your termination of employment, anywhere within a 50-mile radius of the Nashville, Tennessee metropolitan area or within a 50-mile radius of any area (or in the event such area is a major city, the metropolitan area relating to such city) in which the Company or any of its Affiliates actively engages or is actively developing or attempting to develop any element of the Business as of the date your employment is terminated (the “Restricted Area”); provided, however, that nothing contained herein shall be construed to prevent you from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if (y) you are not involved in the business of such competing corporation and (z) you and your associates (as such term is defined in 17 CFR § 240.14a-1 of Regulation 14(a) of the Securities Exchange Act of 1934, as amended) do not collectively own more than three percent (3%) of the outstanding stock of such competing corporation. With respect to the Restricted Area, you specifically acknowledge that the Company and its Affiliates intends to expand the business into and throughout the United States.
Notwithstanding the foregoing, the provision of services in any capacity, whether as an employee, independent contractor or otherwise, to an entity that satisfies both subsections (I) and (II) of this paragraph shall not constitute a violation of this Section 3(d)(i): (I) an entity that derives no more than a de minimis amount of revenue from a business that is competitive with the business of the Company or any of its Affiliates; and (II) an entity that derives no more than $100 million in revenue from one or more divisions, departments or segments, in the aggregate, that are engaged in any business competitive with the business of the Company or any of its Affiliates; provided, in any case, you are not responsible for (and do not engage or participate in) the day-to-day management, oversight or supervision of such business and provided you do not have direct supervision over the individual or individuals who are so responsible for such day-to-day management, oversight or supervision.
(ii)    During the Restricted Period, you will not directly or indirectly (A) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (B) seek to persuade any such customer, vendor, supplier or other business partner or prospective customer, vendor, supplier or other business partner of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer, vendor, supplier or other business partner or such prospective customer, vendor, supplier or other business partner conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a business partner of the Company or any of its Affiliates at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such Person during your employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of your employment or other associations with the Company or one of its Affiliates or have had access to Confidential Information which would assist in your solicitation of such Person.
(iii)    During the Restricted Period, you will not, and will not assist any other Person to, (A) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (B) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding two (2) years.

(e)    In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. Should the Company unsuccessfully pursue you for any form of relief related to an alleged breach or threatened breach by you, the Company will pay your reasonable attorney’s fees incurred in defending such claims. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 3. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment or other relationship with the Company or any of its Affiliates, shall operate to excuse you from the performance of your obligations under this Section 3.
4.    Termination of Employment. Your employment under this Agreement will continue until terminated pursuant to this Section 4.
(a)    By the Company for Cause. The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the cause. The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination: (i) failure to substantially perform the duties and responsibilities of your position, to adhere to the lawful direction of the CEO or adhere to the lawful policies and practices of the Company or any of its Affiliates, or substantial negligence in the performance of your duties and responsibilities, (ii) a material breach of a provision of the Agreement or any other written agreement (including any equity grant agreement), (iii) the commission of a felony or of any crime involving moral turpitude, or (iv) other conduct which is or could reasonably be expected to be materially injurious to the Company or an Affiliate of the Company. Conduct described in clause (i) or (ii) above that is susceptible of being cured will constitute Cause only if written notice is provided to you of such failure or breach within sixty (60) days of such failure or breach and you fail to cure the failure or breach within thirty (30) days after delivery of such notice; provided, that only one notice and opportunity to cure will be provided with respect to any multiple, repeated, related or substantially similar events or circumstances. If, subsequent to your termination of employment hereunder other than an involuntary termination for Cause, it is determined in good faith by the Board that your employment could have been terminated for Cause, your employment shall be deemed to have been terminated for Cause retroactively.
(b)    By the Company without Cause. The Company may terminate your employment at any time other than for Cause upon notice to you.
(c)    Resignation by You without Good Reason. You may terminate your employment at any time upon sixty (60) days’ notice to the Company. The Company may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your Base Salary for that portion of the notice period so waived.
(d)    Resignation by You with Good Reason. You may terminate your employment as provided below for Good Reason. “Good Reason” means the occurrence of any of the following events, without your consent: (i) a material diminution in your position, duties or responsibilities, or (ii) a material diminution in your base salary (unless applied across the board to all members of management). For a termination to qualify as a “Good Reason” termination (A) you must have provided the Company written notice within thirty (30) days following the occurrence of an event that allegedly constitutes Good Reason specifying in reasonable detail the nature thereof, (B) the Company must have failed to cure within thirty (30) days after receiving the notice, and (C) you must have resigned within thirty (30) days following the failure to cure.
(e)    Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Company will continue to pay you your Base Salary and to provide you benefits in accordance with Section 2(e) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred sixty-five (365) consecutive calendar days. If you are unable to return to work after twelve (12) weeks of disability, the Company may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.
5.    Other Matters Related to Termination.
(a)    Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) the Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date your employment terminates; (iii) except if your employment is terminated by the Company pursuant to Section 4(a), any earned but unpaid Annual Bonus for the year preceding the year in which termination occurs, payable when such bonuses are paid to active employees; and (iv) reimbursement, in accordance with Section 2(f) hereof, for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii) and Section 5(a)(iv), Final Compensation will be paid to you within thirty (30) days following the date of termination (or such shorter period required by law).
(b)    Severance Payments. In the event your employment is terminated by the Company pursuant to Sections 4(b) or 4(d) above, the Company will pay you, in addition to Final Compensation, (i) severance pay equal to twelve (12) months of your final Base Salary plus your target Annual Bonus (as set forth in Section 2(b)), payable in the form of salary continuation in substantially equal installments during the twelve (12) month period following the date of your termination of employment, and (ii) if you timely elect continued coverage under COBRA, and for so long as you remain eligible for COBRA coverage during the twelve (12) month period following the date of your termination of employment, the Company will pay you, on a monthly basis, an additional cash payment that equals the portion of the monthly group health insurance premiums that the Company contributes for its active employees (together with (i) and (ii), the “Severance Payments”). The Severance Payments shall be subject to the terms and conditions set forth in Section 5(c) of this Agreement. Notwithstanding the foregoing, in the event the Company’s payment of the additional cash payment described in subsection (iii) would subject you or the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), then you and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A, to restructure such benefit.
(c)    Conditions To and Timing of Severance Payments. Any obligation of the Company to provide you the Severance Payments is conditioned on your signing and returning to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to you by the Company at the time your employment is terminated (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment is terminated. Any Severance Payments to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. Any Severance Payments shall commence on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date of termination, but that first payment shall be retroactive to the day following the date your employment terminates.
(d)    Benefits Termination. Except for any right you may have under the federal law known as “COBRA” or other applicable law to continue participation in the Company’s group health and dental plans at your cost, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination and you shall not be eligible to earn vacation or other paid time off following the termination of your employment.
(e)    Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement. The obligation of the Company to make payments to you under Section 5(b), and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.
6.    Timing of Payments and Section 409A.
(a)    Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
(b)    For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).
(c)    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
(d)    It is the intent of the parties hereto that the payments and benefits under this Agreement comply with (or be exempt from) Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event, however, shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
7.    Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

8.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
9.    Recoupment. The Company may recover amounts paid to you hereunder (including, without limitation, as provided in Section 2(d)) or under any other plan or program of, or agreement or arrangement with, the Company, and any gain in respect of any equity awards granted to you, in accordance with any applicable Company clawback or recoupment policy that is generally applicable to the Company’s other senior executives, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.
10.    Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidation or merger, or to whom the Company shall hereafter transfer all or substantially all of the properties or assets related to the business for which you work. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your or its respective successors, executors, administrators, heirs and permitted assigns.
11.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
12.    Miscellaneous. This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Provisions of this Agreement shall survive any termination or expiration hereof or any termination of your employment if so provided in this Agreement or as necessary or desirable to accomplish the purpose of the surviving provisions. This is a Tennessee contract and shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of or in the State of Tennessee in connection with any dispute arising out of this Agreement.
13.    D&O Insurance. You shall be entitled to coverage under the director’s and officer’s indemnification insurance policy maintained by the Company as in effect from time to time with respect to acts undertaken by you in connection with your employment by the Company in accordance with the terms of such insurance policy.
14.    Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Secretary of the Company, or to such other address as either party may specify by notice to the other actually received.
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If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than February 11, 2019. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely yours,

Surgery Partners, Inc.

By: /s/ Angela Justice_________________
Name: Angela Justice
Title: Executive Vice President and Chief Human Resources Officer

Surgery Partners, LLC

By: /s/ Angela Justice_________________
Name: Angela Justice
Title: Executive Vice President and Chief Human Resources Officer

Accepted and Agreed:

/s/ Eric Evans____________________
Eric Evans

Date: _February 10, 2019 ______